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Exhibit 5.1

[Letterhead of Cooley Godward LLP]

August 14, 2003

Vical Incorporated
10390 Pacific Center Court
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as counsel to Vical Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company under the Securities Act of 1933, as amended (the "Securities Act").

        The Company has provided us with a prospectus (the "Prospectus"), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a "Prospectus Supplement"). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of:

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  shares of common stock, par value $0.01 per share, of the Company, including related rights to purchase Series A participating preferred stock (the "Common Stock"); and

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  shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock").

        The Common Stock and the Preferred Stock are collectively referred to herein as the "Securities." The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered will not exceed $50,000,000.

        In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

        In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is an amount of cash not less than the par value of the Common Stock. With respect to our opinion as to the Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock is authorized, designated and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Preferred Stock is an amount of cash not less than the par value of the Preferred Stock.

        Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

        1.     With respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment(s) thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered as required by such laws; (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock does not violate any applicable law, the certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        2.     With respect to the Preferred Stock offered under the Registration Statement, and any Common Stock issuable upon conversion of such Preferred Stock, provided that (i) the Registration Statement and any required post-effective amendment(s) thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered as required by such laws; (ii) the issuance of the Preferred Stock and the Common Stock, as applicable, has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Preferred Stock and the Common Stock, as applicable, does not violate any applicable law, the certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Preferred Stock and the Common Stock, as applicable, have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Preferred Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, and the Common Stock, when issued in accordance with the terms of such Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which forms part of the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ L. KAY CHANDLER L. Kay Chandler

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  Exhibit 5.1